CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Rx Safes, Inc. for the year ended December 31, 2014 of our report dated March 14, 2015 included in its Registration Statement on Form S-8 dated March 18, 2016 relating to the financial statements and financial statement schedules for the year ended December 31, 2014 listed in the accompanying index.

/s/ ZBS Group LLP

Plainview, New York

March19, 2016